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                                                                     Exhibit 5.1

               [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]


                                      October 27, 1999



Saxon Asset Securities Company
4880 Cox Road
Glen Allen, Virginia 23060


                       Registration Statement on Form S-3
                           Registration No. 333-87351

Ladies and Gentlemen:

     We have acted as counsel to Saxon Asset Securities Company, a Virginia corporation, as seller, and Saxon Mortgage Inc., a Virginia corporation, as servicer, in connection with the preparation and filing of the registration statement on Form S-3 (as amended, the "Registration Statement"). The Registration Statement relates to Asset Backed Certificates (the "Certificates") to be issued from time to time by trusts to be created by Saxon Asset Securities Company under trust agreements or other similar agreements to be entered into between Saxon Asset Securities Company, as depositor, and a trustee (each, a "Trust Agreement"). Capitalized terms used and not otherwise defined in this opinion have the meanings assigned to them in the Prospectus (as defined below).

     In this connection, we have examined and relied upon the Registration Statement, including (i) the prospectus included therein (the "Prospectus"),
(ii) the form of the prospectus supplement (the "Prospectus Supplement"),(iii) the form of Trust Agreement and (iv) such other documents as we have deemed necessary for purposes of this opinion.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, which govern the Trust Agreements, the Commonwealth of Virginia and the United States of America.
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     Based upon and subject to the foregoing, we are of the opinion that:

          1. When, in respect of a series of Certificates, a Trust Agreement has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for the series, the Trust Agreement will be a valid and legally binding obligation of Saxon Assets Securities Company; and

          2. When a Trust Agreement for a series has been duly authorized by all necessary action and duly executed and delivered by all necessary parties for the series, and when the Certificates of the series have been duly executed and authenticated in accordance with the provisions of the Trust Agreement and issued and sold as contemplated in the Registration Statement and the Prospectus, as amended or supplemented, and delivered in compliance with Section 5 of the Securities Act of 1933, the Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe LLP under the caption "Legal Matters" in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                                  /s/ McGuire, Woods, Battle & Boothe LLP